EXHIBIT 10.2

                     PREFERRED SECURITIES REPURCHASE OPTION
                         AND MANAGEMENT LOCKUP AGREEMENT

         This AGREEMENT (this "Agreement") is dated as of May 27, 2004, by and among Logistical Support, LLC, a California limited liability company ("LS"), Hill Aerospace & Defense, LLC, a California limited liability company and its subsidiaries or affiliates ("Hill", and, together with LS, the "Company") and The Morpheus Trust dated 10/1/03 ("Shareholder 1"), Livingston Investments, Ltd. ("Shareholder 2"), The Gateway Real Estate Investment Trust ("Shareholder 3"), The Breitman Family Trust dated 7/1/03 ("Shareholder 4"), Picasso, LLC ("Shareholder 5"), The Glacier Trust ("Shareholder 6," and, together with Shareholder 1, Shareholder 2, Shareholder 3, Shareholder 4, Shareholder 5 and Shareholder 6, collectively, the "Investors").

WHEREAS, pursuant to that certain Stock Exchange Agreement, dated as of the date hereof, the Investors have acquired the Preferred Stock Purchase Securities (as such term is defined in the Stock Exchange Agreement;

WHEREAS, GCH Capital, Ltd. has agreed to raise, or cause to be raised, not less than $2,000,000 of capital into the Company or Bikini Team International, Inc., a Utah corporation ("NewCo"), which is the purchaser of the Company as described in the Stock Exchange Agreement;

WHEREAS, the Investors have agreed to grant an option to purchase the Preferred Stock Purchase Securities to the Company in the event GCH Capital, Ltd. fails to raise the agreed upon capital within twelve months from the date hereof.

Now therefore, in exchange for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Preferred Stock Purchase Securities Option. The Company shall have the right, from and after the date that is twelve months from the Closing Date, to purchase the Preferred Stock Purchase Securities for $0.001 per share of Common Stock or Investor Warrant, provided, however, that this right to repurchase shall expire and terminate, and be of no force or effect, with respect to a number of shares of Common Stock and Investor Warrants equal to the following formula:

    a.  With Respect to the Investor Common Stock:
        Terminated Right  =  (X/2,000,000) x 11,200,000;
    b.  With Respect to the Investor Warrants:
        Terminated Right  =  (X/2,000,000) x 11,363,636

    Where:  X =   the amount of cash received by the Company pursuant to any financing from third parties introduced to NewCo by GCH
                  Capital or its affiliates, within 12 months of the Closing
                  Date at a valuation of at least $0.20 per share of Purchaser common stock (as adjusted for any stock splits, stock dividends, combinations, and the like) ("Third Party
                  Investors").

         In the event Purchaser sells Third Party Investors any common stock (including warrants and other convertible securities) at a valuation less than $0.20 per share (as adjusted for any stock splits, stock dividends,

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combinations, and the like), then the repurchase right shall be reduced equitably in order that the Preferred Holders and the Third Party Investors, hold no more than 0.15% of the issued and outstanding Purchaser equity securities for every $10,000 in financing from Third Party Investors (counting all preferred stock converted into common stock and all Third Party Investor warrants, if any, as exercised).

         Preferred Holders shall not sell, transfer, pledge, mortgage or otherwise distribute any NewCo Common Stock (including common stock underlying the warrants) or Investor Warrants unless Company repurchase rights applicable to such securities have expired or terminated and are of no further force or effect.

Management Lock-Up. Management shall not issue any additional shares of NewCo common stock to any then-existing member of management, or issue any certificate representing common stock without a restrictive legend confirming that such shares may not be sold, loaned, pledged, assigned, transferred, encumbered, or otherwise disposed of prior to May 27, 2006 without the prior written consent of the holders of fifty percent (50%) of the issued and outstanding Preferred Stock Purchase Securities (the "Majority Investors"). In addition, the holders of the Management Common Stock hereby agree, for a period (the "Lock-up Period") commencing on the date hereof and ending two years from the Closing Date, not to sell, loan, pledge, assign, transfer, encumber, distribute, grant or otherwise dispose of, directly or indirectly, or offer, contract or otherwise agree to do any of the foregoing, any rights with respect to (a) any shares of the common stock of NewCo ("Common Stock"), (b) any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, or (c) any securities convertible into or exchangeable for shares of Common Stock (collectively, the "Securities"), in each case now owned or hereafter acquired directly or indirectly by such holder or with respect to which such holder has or hereafter acquires the power of disposition during the Lock-up Period (collectively a "Disposition"), otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree to be bound by this Lock-up Agreement, or (ii) with the prior written consent of the Majority Investors. The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging during the Lock-up Period in any hedging or other transaction which is designed to, or reasonably expected to lead to or result in a Disposition of the Securities, even if such Securities would be disposed of by someone other than the undersigned. Notwithstanding the foregoing, this lock-up obligation shall terminate in the event that GCH is unable to cause the Company to receive $2.0 million in financing from Third Party Investors at $0.20 per share (as adjusted for stock splits, stock dividends, combinations and the like) within twelve months from the date hereof.

                            [signature page follows]


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         IN WITNESS WHEREOF, the undersigned have executed and delivered this
Preferred Securities Repurchase Option and Lockup Agreement as of May 27, 2004.

LOGISTICAL SUPPORT, LLC,                 THE MORPHEUS TRUST:
A CALIFORNIA LIMITED LIABILITY COMPANY


                                         By:
                                              --------------------------------
                                              Name: DIANE BREITMAN
By:                                           Title: TRUSTEE
    -------------------------------
    Bruce Littell
    Manager and Chief Executive Officer  LIVINGSTON INVESTMENTS, LTD.:

HILL AEROSPACE & DEFENSE, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY   By:
By: Hill Industries, LLC                     ---------------------------------
     Its: Managing Member                    Name: CARSTEN RYKOV
                                             Title: MANAGING DIRECTOR
By:
    -------------------------------      THE BREITMAN FAMILY TRUST DATED 7/1/03:
    Harry Lebovitz
    Managing Member


                                         By:
                                              --------------------------------
                                              Name:
                                              Title:

                                       THE GATEWAY REAL ESTATE INVESTMENT TRUST:


                                         By:
                                              --------------------------------
                                              Name: Ari Kaplon
                                              Title: Trustee

          [Preferred Securities Repurchase Option and Lockup Agreement
                            signature page continued]




PICASSO, LLC.


By: _____________________________
Name: JENNIFER MAZUR
Title:

THE GLACIER TRUST


By: _____________________________
Name: ALBERT KASHINI
Title: